UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2010

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)
Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Letter of Intent with Linear Gold Corp.

General.  On March 9, 2010, Apollo Gold Corporation (“Apollo”) and Linear Gold Corp. (“Linear”) entered into a binding letter of intent (the “Letter of Intent”) pursuant to which it is expected that (i) the businesses of Apollo and Linear would be combined by way of a court-approved plan of arrangement (the “Arrangement”) pursuant to the provisions of the Canada Business Corporations Act (“CBCA”) and (ii) Linear would subscribe for approximately 62,500,000 Apollo common shares (the “Purchased Shares”) of Apollo at a price of CAD$0.40 per common share for aggregate proceeds of CAD$25,000,000 (the “Private Placement”).

Structure.  As set forth in the Letter of Intent, pursuant to the Arrangement:

•	each outstanding Linear common share will be exchanged for 5.4742 Apollo common shares (the “Exchange Ratio”);

•
each outstanding common share purchase warrant of Linear (the “Linear Warrants”) will be exchanged for common share purchase warrants of Apollo (the “Apollo Warrants”) on the basis of the Exchange Ratio and the exercise price of the Linear Warrants will be adjusted as provided for in the certificates representing the Linear Warrants;

•
each outstanding option to purchase a Linear common share (the “Linear Options”) granted under Linear’s Stock Option Plan will be exchanged for options of Apollo (the “Apollo Options”) granted under Apollo’s Stock Option Plan  on the basis of the Exchange Ratio and the exercise price of the Linear Options will be adjusted on the same basis as the exercise price of the Linear Warrants shall be adjusted as provided for in the foregoing bullet point; provided that current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement will have their Linear Options exchanged for Apollo Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement, regardless of whether such employees are otherwise “eligible persons” under the terms of the Apollo Stock Option Plan or applicable Toronto Stock Exchange (the “TSX”) rules; and

•
each outstanding Apollo Option held by current directors of Apollo that will not continue to be directors of Apollo upon completion of the Arrangement would be amended to provide that such Apollo Options shall expire on the earlier of: (i) the current expiry date of such Apollo Options; and (ii) the first anniversary of the date of completion of the Arrangement, regardless whether such directors are “eligible persons” under the terms of the Apollo Stock Option Plan or applicable TSX rules.

Upon consummation of the Arrangement, Linear would become a wholly owned subsidiary of Apollo and the shareholders of Linear immediately prior to the Arrangement are expected to own approximately 42.9% of the outstanding common stock of Apollo (calculated on a fully-diluted basis).

Board of Directors and other Matters.  Upon consummation of the Arrangement, the Letter of Intent contemplates that:

•	Apollo and Linear will agree on a new name for Apollo; and

•
The Board of Directors of Apollo would consist of seven directors, which would be composed of (i) Wade Dawe (the current President and Chief Executive Officer of Linear), who would be nominated as the Chairman of the Board of Directors, (ii) four current Apollo board members or Apollo nominees, (iii) one Linear nominee and (iv) one nominee who shall be a technical person mutually agreed upon by Apollo and Linear.

Definitive Business Combination Agreement.  The Letter of Intent contemplates that Linear and Apollo will enter into a definitive arrangement agreement (the “Definitive Agreement”) governing the Arrangement on or before March 31, 2010 to implement the Arrangement to provide for the business combination of Linear and Apollo.

Support Agreements.  The Letter of Intent provides that it is a condition to Apollo proceeding with the Arrangement that all directors and officers of Linear enter into support agreements (the “Linear Support Agreements”) under which they agree to vote in favor of the Arrangement all of the Linear common shares currently owned or controlled by them, being an aggregate of 3,415,887 Linear common shares representing, in aggregate, approximately 6.21% of the outstanding Linear common shares (calculated on a fully-diluted basis).  In addition, the Letter of Intent provides that it is a condition to Linear proceeding with the Arrangement that all directors and officers of Apollo enter into support agreements (the “Apollo Support Agreements” and, together with the Linear Support Agreements, the “Support Agreements”) under which they agree to vote in favor of the Arrangement all of the Apollo common shares currently owned or controlled by them, being an aggregate of 3,736,273 Apollo common shares representing, in aggregate, approximately 1.0% of the outstanding Apollo common shares (calculated on a fully-diluted basis).

The Support Agreements will include the typical covenants, including, but not limited to, covenants that the subject shareholders will:

•
immediately cease and terminate existing discussions, if any, with respect to any potential business combination involving, Linear or Apollo, as the case may be, or any material part of their respective assets (in the case of Linear, a “Linear Proposal” or, in the case of Apollo, an “Apollo Proposal”) and will not make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person (other than as contemplated by the Letter of Intent) relating to any Linear Proposal or Apollo Proposal, as the case may be, or participate in, any discussions or negotiations regarding any information with respect to any Linear Proposal or Apollo Proposal, as the case may be;

•
not sell, transfer or encumber in any way any of the subject shareholder’s shares or securities convertible into such shares or restrict such shareholder’s right to vote any of its shares, other than pursuant to the Arrangement; and

•
vote all the subject shareholder’s shares against any proposed action, other than in connection with the Arrangement in respect of any amalgamation, merger, sale of Linear’s or Apollo’s, as applicable, or their respective affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Linear or Apollo, as the case may be, or any of its subsidiaries; (a) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement or an alternative transaction, or (b) which would reasonably be expected to result in a material adverse effect with respect to Linear or Apollo, as the case may be.

In addition, pursuant to the Letter of Intent, each of Linear and Apollo would agree to use its reasonable best efforts to cause significant institutional shareholders to enter into similar support agreements.

Conditions to Consummation of Arrangement.  The Letter of Intent provides that each party’s obligation to proceed with the Arrangement is subject to customary conditions precedent, including without limitation conditions relating to (i) material accuracy of representations and warranties as of the effective date of the Arrangement, (ii) material compliance with covenants, (iii) the absence of any material adverse change, (iv) absence of certain actions, suits, proceedings or objection or opposition before any governmental or regulatory authority, (v) absence of material breaches under the Letter of Intent, (vi) approval of the securityholders of Linear and Apollo of the transactions set forth in the Letter of Intent for which their approval is required under applicable law, (vii) approval Superior Court of Justice of Ontario (the “Court”) of the Arrangement, (viii) obtaining all material consents, waivers, permissions and approvals necessary to complete the Arrangement by or from relevant third parties and (ix) holders of not more than 5% of each of the issued and outstanding Linear common shares and Apollo common shares shall have exercised rights of dissent in relation to the Arrangement.

Securityholder Approval.  The Arrangement will be subject to the approval of holders of not less than 66 2/3% of the Linear common shares and of a majority of the Apollo common shares held by disinterested shareholders voted at special meetings of shareholders that will be called to approve the Arrangement.

Non-Solicitation.  The Letter of Intent includes mutual agreements by each of Linear and Apollo to immediately cease, and not to solicit or initiate discussions concerning, any alternative transactions to the proposed Arrangement.  However, each of Linear and Apollo may take certain specified actions in response to an unsolicited alternative transaction that the board of directors of such party deems to be a “superior proposal” meeting the requirements set forth in the Letter of Intent.  The Letter of Intent also provides that each of Apollo and Linear have certain other customary rights in respect of alternative transactions, including a right to match competing offers in certain circumstances.

Break Fee.  If either Linear or Apollo terminates the Letter of Intent or the Definitive Agreement and abandons the Arrangement prior to closing for any reason (other than as a result of the failure of a condition to such party’s obligation to close contained in the Letter of Intent or the Definitive Agreement not being satisfied, other than a failure to obtain the required approval of such party’s shareholders (as described above)), such terminating party shall pay to the other party an amount equal to CAD$4,000,000.

Covenants relating to Operation of Business.  Pursuant to the Letter of Intent, each party agrees that during the period from the date of execution of the Letter of Intent and ending on the earlier of the consummation of the Arrangement or the termination of the Letter of Intent, except as required by law or as otherwise expressly permitted or specifically contemplated by the Letter of Intent, it shall conduct its business only in the usual and ordinary course of business and consistent with past practice and it shall use all reasonable commercial efforts to maintain and preserve its business, assets and advantageous business relationships.  In addition, during such period, each party agrees to restrictions with respect to, among other things, (i) amending its constating documents, (ii) dividends, distributions, issuances, redemptions, repurchases or reclassifications of its capital stock, (iii) adopting a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization, (iv) sales, pledges or disposition of its assets, (v) capital expenditures, (vi) asset acquisitions, (vii) business acquisitions, (viii) indebtedness, (ix) material contract rights, (x) entry into or termination of hedges or other financial instruments or transactions, (xi) employee and director compensation, (xii) changes to employee plans and (xiii) maintenance of insurance policies.

Other.  The Letter of Intent also provides that, among other things:

•
Management terminations, buyouts and severance payments will be paid out to Linear management and staff on closing of the Arrangement in accordance with management contracts and common law amounts and are expected to total approximately CAD$3,400,000;

•
Prior to the completion of the Arrangement, Apollo shall purchase and maintain director and officer liability “run-off” insurance for the benefit of the former directors and officers of Linear for a period of not less than six (6) years following the completion of the Arrangement, with coverage of not less than CAD$10,000,000, with respect to claims arising from facts or events that occurred on or before the closing of the Arrangement, including with respect to the Arrangement;

•	Apollo will pay the fees and expenses of Linear in connection with the Private Placement up to a maximum of CAD$50,000; and

•	Customary representations and warranties from each of Apollo and Linear.

Termination of Letter of Intent.  The Letter of Intent may be terminated (i) by mutual written consent of each of Apollo and Linear; (ii) by a party which accepts, recommends, approves or enters into an agreement to implement a “superior proposal” (as defined in the Letter of Intent) after having complied with the terms of the Letter of Intent (provided that concurrently with any such termination, the terminating party shall have paid the CAD$4,000,000 break fee described above following which the payor party shall have no further liabilities arising hereunder other than for a breach of any section of the Letter of Intent); and (iii) by either party if the Definitive Agreement is not executed by each of the parties on or before 5:00 pm (Toronto time) on March 31, 2010 (provided that concurrently with any such termination, the terminating party shall have paid the CAD$4,000,000 break fee described above following which the payor party shall have no further liabilities arising hereunder other than for a breach of any section of the Letter of Intent).

Subscription Agreement with Linear in respect of Private Placement

Concurrently with the execution of the Letter of Intent, Apollo and Linear entered into a subscription agreement providing for the Private Placement (the “Subscription Agreement”).  Pursuant to the Letter of Intent and the Subscription Agreement, the closing of the Private Placement is subject to customary conditions precedent, including conditions relating to:  (i) receipt of all necessary stock exchange approvals, (ii) delivery by Apollo of customary corporate and securities law opinions and title opinions, (iii) each of Macquarie Bank Limited and RMB Australia Holdings Limited (collectively, the “Lenders”) shall have entered into a support agreement, in form and substance satisfactory to Linear, pursuant to which each Lender agrees, among other things, to support and vote in favor of the Arrangement; and (iv) each of the Lenders shall have entered into a lock-up agreement, in form and substance satisfactory to Linear, pursuant to which each Lender agrees, among other things, not to, directly or indirectly, exercise or offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of any of the Apollo common shares or common share purchase warrants of Apollo held by them until December 31, 2010.  The closing of the Private Placement is expected to occur on or about March 11, 2010.

The Subscription Agreement includes other covenants, representations and warranties customary for transactions of this type.  The Private Placement was conducted in reliance on the exemption from registration contained in Regulation S of the U.S. Securities Act of 1933, as amended.

As part of the Arrangement, the Apollo common shares issued to Linear in the Private Placement will be cancelled without any payment.  The Private Placement is not conditioned on the completion of the Arrangement.  If the Arrangement is not completed for any reason, Apollo has agreed to, upon the request of Linear, file a registration statement with the United States Securities and Exchange Commission to register the resale of the Apollo common shares by Linear in the United States.

The foregoing descriptions of the Arrangement and the Private Placement are qualified in their entirety by reference to the Letter of Intent and the Subscription Agreement attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2.

Consent and Amendment to Project Facility Agreement

On February 20, 2009, Apollo entered into a Project Facility Agreement (the “Facility Agreement”) with RMB Australia Holdings Limited, an Australian corporation (“RMBAH”), RMB Resources Inc., a Delaware corporation (“Agent”), and Macquarie Bank Limited, an Australian corporation (“Macquarie” and together with RMBAH and Agent, the “Financiers”).   On March 9, 2010, the Lenders executed and delivered a consent letter (the “Consent Letter”), which was agreed to and accepted by each of Apollo and Linear, pursuant to which the Financiers agreed, subject to the terms and conditions contained in the Consent Letter:

•	to consent to the Arrangement (the “Consent”);

•
prior to the earliest to occur of (i) the date on which the Agent determines, acting reasonably, that the Arrangement has been terminated or will not be completed, (ii) March 31, 2009, if the Definitive Agreements in respect of the Arrangement have not been executed by such date, or (iii) September 30, 2010, not to make demand, accelerate payment or enforce any security or any other remedies upon an “event of default” or a “review event” under the Facility Agreement unless and until the occurrence of certain “override events” set forth in Schedule B to the Consent Letter (which “override events” are primarily related to breaches of certain covenants and provisions of the Consent Letter and the Facility Agreement) (the “Standstill Provisions”); and

•	to amend certain provisions of the Facility Agreement, including without limitation the following revised repayment schedule:

Repayment Date	Repayment Amount
The earlier of two business days following completion of the Private Placement and March 19, 2010	US$10,000,000
The earlier of July 2, 2010 and the date that is two business days following the consummation of the Arrangement	US$10,000,000
The earlier of September 30, 2010 and the date on which the proceeds from any one or more equity raisings following the consummation of the Arrangement equals US$10,000,000	US$10,000,000
December 31, 2010	US$5,000,000
The remaining repayment dates between March 31, 2011 and March 31, 2013 to be agreed between Apollo and the Agent by no later than September 30, 2010 to reflect the “cashflow model” (as defined under the Facility Agreement) that is approved by the Agent.  In the absence of agreement between Apollo and the Agent by September 30, 2010. “secured moneys” (as defined under the Facility Agreement) shall be due and payable on December 31, 2010.
US$35,000,000

The Lenders’ agreement to the Consent and the Standstill Provisions is subject to a number of conditions, including without limitation (i) delivery of the Apollo Support Agreement (as defined above) in a form and substance satisfactory to the Agent, (ii) prior approval by the Lenders of press releases and other public statements regarding the Arrangement that refer to the Lenders, (iii) the Agent, acting reasonably, approving the Definitive Agreements and such Definitive Agreements being executed by no later than March 31, 2010, (iv) the Agent, acting reasonably, being satisfied that the completion of the Arrangement will not cause a breach or default under any “project documents” (as defined in the Facility Agreement), (v) the Agent, acting reasonably, being satisfied that the Arrangement will not have any material negative tax implications for Apollo, Linear and each of their direct or indirect subsidiaries, (vi) the Agent being satisfied, acting reasonably, that, immediately following completion of the Arrangement and after making the payment of US$10,000,000 contemplated by the second row in the repayment schedule set forth above, Apollo having cash on hand of not less than CAD$10,000,000, (vii) no amendment to the Definitive Agreements, no representation in the Definitive Agreements being untrue, no breach of any material covenant and no waiver of any material condition precedent in the Definitive Agreements, and (viii) at completion of the Arrangement, the Agent, acting reasonably, being satisfied regarding indebtedness and encumbrances of Linear and its direct and indirect subsidiaries.

The foregoing descriptions are qualified in their entirety by reference to the Consent Letter attached to this Current Report on Form 8-K as Exhibit 10.3.

Other

In a conference call with investors held on March 9, 2010, Apollo and Linear discussed slides from a power point presentation, and a copy of such presentation is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed Arrangement, Apollo intends to file documents relating to the transaction with the SEC, including a joint proxy statement.  Investors are urged to read the joint proxy statement regarding the proposed Arrangement, if and when it becomes available, because it will contain important information. When it becomes available, shareholders and other investors will be able to obtain a free copy of the joint proxy statement, and are able to obtain free copies of other filings and furnished materials containing information about Apollo, at the SEC’s internet website at www.sec.gov.  Copies of the joint proxy statement when it becomes available and any SEC filings incorporated by reference in the joint proxy statement can also be obtained, without charge, by directing a request to Apollo Gold Corporation, 5655 South Yosemite St., Suite 200, Greenwood Village, Colorado 80111-3220 or (720) 886-9656, or from Apollo’s website, www.apollogold.com.

Interests of Participants in the Solicitation of Proxies

Apollo and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed Arrangement.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Apollo’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the Arrangement when it becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s internet website at www.sec.gov or by directing a request to Apollo at the address above.

Disclaimer under the Securities Act of 1933, as amended

Neither this Form 8-K nor any of the documents filed herewith constitutes an offer to sell, or a solicitation of an offer to buy, securities of Apollo.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth above in Item 1.01 regarding the Private Placement is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (d)     Exhibits

10.1	Letter of Intent dated, March 9, 2010, between Apollo Gold Corporation and Linear Gold Corp.

10.2	Subscription Agreement, dated March 9, 2010, between Apollo Gold Corporation and Linear Gold Corp.

10.3	Consent Letter, dated March 9, 2010, among Apollo Gold Corporation, Linear Gold Corp., RMB Resources Inc., RMB Australia Holdings Limited and Macquarie Bank Limited

99.1	Press Release issued on March 9, 2010 by Apollo Gold Corporation and Linear Gold Corp. regarding the Letter of Intent

99.2	Powerpoint Presentation of Apollo Gold Corporation and Linear Gold Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 9, 2010

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development